Exhibit 3.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
FITLIFE BRANDS, INC.

The undersigned, the Chief Financial Officer of FitLife Brands, Inc., a Nevada corporation (the “Company”), in accordance with the provisions of Section 78.195 of the Nevada Revised Statutes, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, the following resolution creating a series of Series A Convertible Preferred Stock, was duly adopted on November 9, 2018:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”), there hereby is created out of the shares of preferred stock, par value $0.01 per share, of the Company authorized in Article III of the Articles of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series A Convertible Preferred Stock,” consisting of One Thousand (1,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

TERMS OF SERIES A PREFERRED STOCK

1.           Designation and Rank. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”). The maximum number of shares of Series A Preferred shall be One Thousand (1,000) shares. The Series A Preferred shall rank senior to the Company’s common stock, par value $0.01 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company that by their terms do not rank senior to the Series A Preferred (“Junior Stock”). Each share of Series A Preferred shall have a stated value equal to One Thousand Dollars ($1,000) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, or in the event of the payment of any Capitalized Dividends, as defined in Section 2(a) below) (the “Stated Value”).

2.           Dividends.

(a) Payment of Dividends.  The holders of record of shares of Series A Preferred shall be entitled to receive, out of any assets at the time legally available therefor, cumulative dividends at the rate of twelve percent (12%) of the stated Liquidation Preference Amount (as defined in Section 4 hereof) per share per annum commencing on November 13, 2018 (the “Issuance Date”), compounded monthly and payable quarterly on or before ten (10) business days after the end of each applicable quarter following the Issuance Date (each, a “Dividend Payment Date”), and shall, at the Company’s election, be paid in cash or shall accrue and increase the Stated Value of such Series A Preferred (“Capitalized Dividends”); provided, however, that in the event that the dividends on the Series A Preferred are not paid in cash on or before the applicable Dividend Payment Date, such dividends shall constitute Capitalized Dividends and shall automatically accrue and increase the Stated Value of such Series A Preferred; provided, further, notwithstanding the foregoing, the Company shall pay all dividends accrued after May 13, 2020 in cash (“Cash Dividend Payment Date”). On or after the Cash Dividend Payment Date, such dividends shall accrue on each share of Series A Preferred from day to day whether or not earned or declared. Such accrued but unpaid dividends on or after the Cash Dividend Payment Date shall be fully paid on, or declared and set apart for, such shares of Series A Preferred before any distribution shall be paid on, or declared and set apart for Junior Stock.

(b) So long as any shares of Series A Preferred are issued and outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock.

(c) In the event of a dissolution, liquidation or winding up of the Company pursuant to Section 4 after the Cash Dividend Payment Date, all accrued and unpaid dividends on the Series A Preferred shall be payable on the day immediately preceding the date of payment of the preferential amount to the holders of Series A Preferred. In the event of a redemption upon the occurrence of a Change of Control (as defined in Section 8(b)) after the Cash Dividend Payment Date, all accrued and unpaid dividends on the Series A Preferred shall be payable on the day immediately preceding the date of such redemption.

(d) For purposes hereof, unless the context otherwise requires, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than redemptions set forth in Section 8 below or repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

3.           Voting Rights.

(a) General Voting Rights. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as provided by law or by Section 3(b) or (c) below, holders of Series A Preferred shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b) Election of Directors.

(i) So long  as any shares of the Series A Preferred remain outstanding, the holders of a majority of the outstanding shares of the Series A Preferred shall be entitled to appoint one member to the Company’s Board of Directors (the “Board”) by written notice to the Company designating a person to serve as a director (the “Series A Director”); provided, however, so long as Dayton Judd remains a director on the Board, he shall be deemed to be the Series A Director, and holders of the Series A Preferred shall not have the option to designate any other individual as the Series A Director. A Series A Director may only be removed or replaced by vote or written consent of holders of a majority of the Series A Preferred.

(ii) At any meeting held for the purpose of electing the Series A Director, the presence in person or by proxy of the holders of a majority of the shares of Series A Preferred then outstanding shall constitute a quorum of the Series A Preferred for the purpose of electing directors by holders of the Series A Preferred. A vacancy in any directorship filled by the holders of Series A Preferred shall be filled only by vote or written consent in lieu of a meeting of the holders of a majority of the Series A Preferred or pending any vote or written consent of the holders of the Series A Preferred.

(iii) Commencing February 16, 2019, so long as any shares of the Series A Preferred remain outstanding, the Company’s Board shall not consist of more than five (5) members.

(c) Class Voting Rights. The Series A Preferred shall have the following class voting rights. So long as any shares of the Series A Preferred remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least fifty percent (50%) of the shares of the Series A Preferred issued and outstanding on such date given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class of debt or equity securities, ranking pari passu or senior to the Series A Preferred, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series A Preferred, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of Common Stock or any other shares of the Company’s Junior Stock (other than (1) in connection with any employee stock option plan or employee stock purchase plan which is approved by the Board and is existing as of the date hereof, (2) de minimus repurchases from employees of the Company, and (3) any contractual redemption obligations existing as of the date hereof as disclosed in the Company’s public filings with the Securities and Exchange Commission (“SEC”)); (iv) amend the Company’s Articles of Incorporation or bylaws so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (v) subsequent to February 16, 2019, increase the number of members that make up the Board to more than five (5) members; (vi) subject to the Company’s fiduciary duties under Nevada law, take any action that would constitute a Fundamental Transaction (as defined hereafter); or (vii) incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money; provided, however, notwithstanding the foregoing, nothing contained herein shall prevent or prohibit the Company or any of its subsidiaries from incurring indebtedness for borrowed money or otherwise incurring any obligations under the Company’s Merchant Agreement or other line of credit agreement with Compass Bank (the “Facility”) and/or any replacement Facility. For purposes of this Section, a “Fundamental Transaction” shall occur if: (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination).

4.           Liquidation, Dissolution; Winding-Up.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series A Preferred then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to the Stated Value plus all accrued and unpaid dividends (the “Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series A Preferred and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series A Preferred, then all of said assets will be distributed among the holders of the Series A Preferred and the other classes of stock on a parity with the Series A Preferred, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined reasonably and in good faith by the Board) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series A Preferred will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall, to the extent possible, be given by mail, postage prepaid, no less than twenty (20) business days prior to the payment date stated therein, to the holders of record of the Series A Preferred at their respective addresses as the same shall appear on the books of the Company.

5.           Conversion. The holder of Series A Preferred shall have the following conversion rights (the “Conversion Rights”):

(a) Voluntary Conversion. At any time on or after the Issuance Date, the holder of any shares of Series A Preferred may, at such holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A Preferred held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred being converted divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert (the “Conversion Shares”). In the event of a notice of redemption of any shares of Series A Preferred pursuant to Section 8 hereof, the Conversion Rights of the shares of Series A Preferred designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred. In the event of such a redemption or liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) business days prior to the termination of the Conversion Rights, and (ii) state the amount per share of Series A Preferred that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(b) Mandatory Conversion. If, at any time, (i) the Conversion Shares are registered pursuant to Section 12(b) or (g) under the Securities Exchange Act of 1934, as amended. (ii) there are sufficient authorized but unissued shares (which have not otherwise been reserved or committed for issuance) to permit the issuance of Conversion Shares. (iii) upon issuance, the Conversion Shares will be either (A) covered by an effective registration statement under the Securities Act of 1933, as amended (“Securities Act”), which is then available for the immediate resale of such Conversion Shares by the recipients thereof, and the Board reasonably believes that such effectiveness will continue uninterrupted for the foreseeable future, or (B) freely tradable without restriction pursuant to Rule 144 promulgated under the Securities Act, as determined by counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected holders. and (iv) the VWAP of the Common Stock is at least $1.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) for thirty (30) consecutive trading days, then the Company shall have the right, subject to the terms and conditions of this Section 5, to convert all of the issued and outstanding shares of Series A Preferred into Conversion Shares.

For purposes of this Section 5, "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a trading market, the volume weighted average price of a share of Common Stock for such date (or the nearest preceding date) on the OTCQB or OTCQX as applicable, (c) if Common Stock is not then listed or quoted for trading on the OTCQB or OTCQX and if prices for Common Stock are then reported on the OTC Pink Open Market published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported, or (d) in all other cases, the fair market value of the Common Stock as determined by an independent appraiser selected in good faith by the holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(c) Mechanics of Conversion. Conversions of Series A Preferred shall be conducted in the following manner:

(i) Voluntary Conversion. To convert Series A Preferred into Conversion Shares on any date (the “Voluntary Conversion Date”), the holder thereof shall transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”), to the Company. As soon as practicable following such Voluntary Conversion Date, unless such shares of Series A Preferred are held in book-entry form, the holder shall surrender to a common carrier for delivery to the Company the original certificates representing the shares of Series A Preferred being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii)            Mandatory Conversion. In the event the Company elects to convert outstanding shares of Series A Preferred into Conversion Shares in pursuant to Section 5(b) above, the Company shall give written notice (the “Mandatory Conversion Notice”) to all holders of the Series A Preferred of its intention to require the conversion of the Series A Preferred identified therein. The Mandatory Conversion Notice shall set forth the number of Series A Preferred being converted, the date on which such conversion shall be effective (the “Mandatory Conversion Date”), and shall be given to the holders of the Series A Preferred not less than ten (10) business days prior to the Mandatory Conversion Date. The Mandatory Conversion Notice shall be delivered to each holder at the address as it appears on the stock transfer books of the Company. In order to receive the Conversion Shares into which the Series A Preferred is convertible pursuant to Section 5(b), if such shares of Series A Preferred were not issued in book entry form on the books and records of the Company, each holder of the Series A Preferred shall surrender to the Company at the place designated in the Mandatory Conversion Notice the certificates(s) representing the number of shares of Series A Preferred specified in the Mandatory Conversion Notice. Upon the Mandatory Conversion Date, such converted Series A Preferred shall no longer be deemed to be outstanding, and all rights of the holder with respect to such shares shall immediately terminate, except the right to receive the shares of Common Stock into which the Series C Preferred is convertible pursuant to Section 5(b).

(iii) Company’s Response. Upon receipt by the Company of a copy of the fully executed Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall within three (3) business days following the date of receipt by the Company of a copy of the fully executed Conversion Notice (the “Share Delivery Date”), issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of Conversion Shares which the holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or the Transfer Agent shall only be required to issue and deliver the Conversion Shares to the DTC on a holder’s behalf via DWAC if (i) such conversion is in connection with a sale, (ii) the shares of Common Stock may be issued without restrictive legends, and (iii) the Company and the Transfer Agent are participating in DTC through the DWAC system. If all of the conditions set forth in clauses (i), (ii) and (iii) above are not satisfied, the Company shall deliver physical certificates to the holder or its designee. If the number of shares of Series A Preferred held by the holder submitted for conversion is greater than the number of shares of Series A Preferred being converted, then the Company shall, in the event such shares are represented by a stock certificate (“Preferred Stock Certificate”), as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred not converted. In the event the shares of Series A Preferred held by the holder are represented in book entry form on the books and records of the Company, the shares of Series A Preferred shall be cancelled on the books and records of the Company effective on the Share Delivery Date.

 (iv) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of Conversion Shares to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of Conversion Shares that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of Conversion Shares to be issued upon such conversion within two (2) business days of such disputed arithmetic calculation being submitted to the holder, then the Company shall within two (2) business days submit via facsimile the disputed arithmetic calculation of the number of Conversion Shares to be issued upon such conversion to the Company’s independent, outside accountant (the “Accountant”). The Company shall cause the Accountant to perform the calculations and notify the Company and the holder of the results no later than five (5) business days from the time it receives the disputed calculations. The Accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such Accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designations shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(v) Record Holder. The person or persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such Conversion Shares on the Conversion Date.

(vi) Company’s Failure to Deliver Conversion Shares.  If, in the case of any Conversion Notice, such Conversion Shares are not delivered to or as directed by the applicable holder by the Share Delivery Date, in addition to any other rights herein, the holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such Voluntary Conversion, in which event the Company shall promptly return to the holder any original Series A Preferred Stock Certificate delivered to the Company and the holder shall promptly return to the Company the Conversion Shares issued to such holder pursuant to the rescinded Conversion Notice.

(vii)  Partial Liquidated Damages. If the Company fails to deliver to a holder such Conversion Shares pursuant to Section 5(b)(ii) on the Share Delivery Date applicable to such conversion, the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of the Series A Preferred being converted, $10.00 per business day (increasing to $20.00 per business day on the fifth (5th) business day after such damages begin to accrue) for each business day after the Share Delivery Date until such Conversion Shares are delivered or the holder rescinds such conversion. Nothing herein shall limit a holder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(viii) Buy-In Rights.  In addition to any other rights available to the holders of Series A Preferred, if within three (3) business days of the Company’s receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third (3rd) business day), the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series A Preferred (a “Conversion Failure”), and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Series A Preferred which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall, within three (3) business days after such Conversion Failure, (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series A Preferred that the Company was required to deliver to the holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred as required pursuant to the terms hereof.

(d) Conversion Price. The term “Conversion Price” shall mean $0.46, subject to adjustment under Section 5(e) hereof.

(e) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

 (ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that no such adjustment shall be made if the holders of Series A Preferred simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred had been converted into Common Stock on the date of such event, or (ii) a dividend or other distribution of shares of Series A Preferred which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A Preferred; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred shall have the right thereafter to convert such share of Series A Preferred into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Conversion Shares into which such share of Series A Preferred might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

 (v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred shall have the right thereafter to convert such share of Series A Preferred into the kind and amount of shares of stock and other securities or property which such holder would have had the right to receive had such holder converted its shares of Series A Preferred immediately prior to the consummation of such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series A Preferred after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(f) No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred against impairment. In the event a holder shall elect to convert any shares of Series A Preferred as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the SEC prohibiting such conversion, or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A Preferred shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 100% of the Liquidation Preference Amount of the Series A Preferred such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment. If the Company is the prevailing party in any legal action or other legal proceeding relating to the Conversion Rights of the holders of the Series A Preferred, then the Company shall be entitled to recover from the holders of Series A Preferred reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the Company may be entitled).

(g) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of Conversion Shares issuable upon conversion of the Series A Preferred pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series A Preferred, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of Conversion Shares and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series A Preferred at least twenty (20) business days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock, or (III) for determining rights to vote with respect to any Fundamental Transaction, Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series A Preferred at least twenty (20) business days prior to the date on which any Fundamental Transaction, Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Conversion Price.

(k) Reservation of Common Stock. The Company shall, so long as any shares of Series A Preferred are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 100% of the number of shares of Conversion Shares for which the shares of Series A Preferred are at any time convertible. The initial number of shares of Common Stock reserved for conversions of the Series A Preferred and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A Preferred based on the number of shares of Series A Preferred held by each holder of record at the time of issuance of the Series A Preferred or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series A Preferred, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series A Preferred shall be allocated to the remaining holders of Series A Preferred, pro rata based on the number of shares of Series A Preferred then held by such holder.

(l) Retirement of Series A Preferred. Conversion of Series A Preferred shall be deemed to have been effected on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

(m) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6.           No Preemptive Rights. Except as provided in Section 5 hereof, no holder of the Series A Preferred shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board in their absolute discretion may deem advisable.

7.           Inability to Fully Convert.

(a) Holder’s Option if Company Cannot Fully Convert. If, upon the Company’s receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale under a registration statement for any reason (unless such registration statement is not then required to be effective), including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series A Preferred pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder’s Conversion Notice and pursuant to Section 5(c)(ii) above and, with respect to the unconverted Series A Preferred, the holder, solely at such holder’s option, can elect, within five (5) business days after receipt of notice from the Company thereof to:

(i) if the Company’s inability to fully convert Series A Preferred is pursuant to Section 7(a)(y) above, require the Company to issue restricted shares of Common Stock in accordance with such holder’s Conversion Notice and pursuant to Section 5(c)(ii) above;

(ii) void its Conversion Notice and retain or have returned, as the case may be, the shares of Series A Preferred that were to be converted pursuant to such holder’s Conversion Notice (provided that a holder’s voiding its Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice); or

(iii) exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 5(c)(viii) hereof.

(b) Mechanics of Fulfilling Holder’s Election. The Company shall promptly send via facsimile to a holder of Series A Preferred, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 7(a) above, a notice of the Company’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder’s Conversion Notice, and (ii) the number of Series A Preferred that cannot be converted. Such holder shall notify the Company of its election pursuant to Section 7(a) above by delivering written notice via facsimile to the Company (“Notice in Response to Inability to Convert”).

(c) Pro-Rata Conversion. In the event the Company receives a Conversion Notice from more than one holder of Series A Preferred on the same day and the Company can convert some, but not all, of the Series A Preferred pursuant to this Section 7, the Company shall convert from each holder of Series A Preferred electing to have Series A Preferred converted at such time an amount equal to such holder’s pro-rata amount (based on the number shares of Series A Preferred held by such holder relative to the number shares of Series A Preferred outstanding) of all shares of Series A Preferred being converted at such time.

8.           Redemption.

(a) Redemption Upon Change of Control. Simultaneous with the occurrence of a Change of Control (as defined below), the Company shall be required to redeem all of the outstanding Series A Preferred in cash at a price per share of Series A Preferred equal to 115% of the Liquidation Preference Amount plus all accrued and unpaid dividends after the Cash Dividend Payment Date (the “Change of Control Redemption Price”); provided, however, that the Company shall provide holders of shares of Series A Preferred with notice at least ten (10) business days prior to such redemption, and such holders may elect, in their sole discretion, to convert their shares of Series A Preferred, plus any accrued and unpaid dividends after the Cash Dividend Payment Date, into Conversion Shares pursuant to Section 5 prior to the effectiveness of a Change of Control.

(b) “Change of Control”.  A “Change of Control” shall be deemed to have occurred at such time as a third party not affiliated with the Company or any holders of the Series A Preferred shall have acquired, in one or a series of related transactions, equity securities of the Company representing more than 50% of the outstanding voting securities of the Company, and such Change of Control has been approved by the Board.

(c) Mechanics of Redemption Upon Change of Control. Effective upon the consummation of a Change of Control, the Company shall redeem all of the holders’ Series A Preferred then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption Upon Change of Control”) to each holder of Series A Preferred, which Notice of Redemption Upon Change of Control shall indicate (i) the number of shares of Series A Preferred that the Company is electing to redeem, and (ii) the Change of Control Redemption Price, as calculated pursuant to Section 8(a) above. The Change of Control Redemption Price shall be paid in cash in accordance with Section 8(a) of this Certificate of Designations. On or prior to the Change of Control, provided that the holders do not elect to convert their shares of Series A Preferred into Conversion Shares pursuant to Section 8(a) above, the holders of Series A Preferred shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Notice of Redemption Upon Change of Control. The Company shall deliver the Change of Control Redemption Price immediately prior to or simultaneously with the consummation of the Change of Control; provided that a holder’s Preferred Stock Certificates shall have been so delivered to the Company (or an indemnification undertaking with respect to such Preferred Stock Certificates in the event of their loss, theft or destruction). From and after the Change of Control transaction, unless there shall have been a default in payment of the Change of Control Redemption Price, all rights of the holders of Series A Preferred as a holder of such Series A Preferred (except the right to receive the Change of Control Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to any redeemed shares of Series A Preferred, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. Notwithstanding the foregoing to the contrary, nothing contained herein shall limit a holder’s ability to convert its shares of Series A Preferred following the receipt of the Notice of Redemption Upon Change of Control and prior to the consummation of the Change of Control transaction.

(d) Company’s Redemption Option.  The Company may redeem all or a portion of the Series A Preferred outstanding upon ten (10) business days’ prior written notice (the “Company’s Redemption Notice”) in cash at a price per share of Series A Preferred equal to 115% of the Liquidation Preference Amount plus all accrued and unpaid dividends after the Cash Dividend Payment Date (the “Company’s Redemption Price”); provided, however, that if a holder has delivered a Conversion Notice to the Company for all or a portion of the Shares of Series A Preferred, such shares of Series A Preferred designated to be redeemed may be converted by such holder. The Company’s Redemption Notice shall state the date of redemption, which date shall be ten (10) business days after the Company has delivered the Company’s Redemption Notice (the “Company’s Redemption Date”), the Company’s Redemption Price and the number of shares to be redeemed by the Company. The Company shall deliver the Company’s Redemption Price to the holder(s) within ten (10) business days after the Company has delivered the Company’s Redemption Notice; provided, however, that if the holder(s) delivers a Conversion Notice before the Company’s Redemption Date, then the portion of the Company’s Redemption Price which would be paid to redeem the shares of Series A Preferred covered by such Conversion Notice shall be returned to the Company upon delivery of the Common Stock issuable in connection with such Conversion Notice to the holder(s). On the Redemption Date, the Company shall pay the Company’s Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to the holder(s) on a pro rata basis; provided, however, that upon receipt by the Company of the Preferred Stock Certificates to be redeemed pursuant to this Section 8(d), the Company shall, on the next business day following the date of receipt by the Company of such Preferred Stock Certificates, pay the Company’s Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to the holder(s) on a pro rata basis.

9.           Registration Rights.

(a) Piggyback Registration.

(i) If at any time within two (2) years following the Issuance Date that any shares of Series A Preferred remain outstanding the Company proposes for any reason to register any shares of Common Stock under the Securities Act, (other than pursuant to a registration statement on Form S-4 or Form S-8 (or a similar or successor form)) with respect to an offering of Common Stock by the Company for its own account or for the account of any of its stockholders, it shall, unless a holder of Series A Preferred has provided written notice to the Company that it does not want to receive such information, at each such time promptly give written notice to the holders of the Series A Preferred of its intention to do so (but in no event less than thirty (30) days before the anticipated filing date) and, to the extent permitted under the provisions of Rule 415 under the Securities Act, include in such registration all Conversion Shares issuable upon conversion of the outstanding shares of Series A Preferred (the “Registerable Securities”) with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after receipt of the Company’s notice (a “Piggyback Registration”). Such notice shall offer the holders of the Registrable Securities the opportunity to register such number of shares of Registrable Securities as each such holder may request and shall indicate the intended method of distribution of such Registrable Securities.

(ii) Notwithstanding the foregoing, in the event a holder of Series A Preferred elects to require the Company register shares of Registrable Securities pursuant to Section 9(a)(i) above, (A) if such registration involves an underwritten public offering, the holders must sell their Registrable Securities to, if applicable, the underwriter(s) at the same price and subject to the same underwriting discounts and commissions that apply to the other securities sold in such offering (it being acknowledged that the Company shall be responsible for other expenses) and subject to the holders entering into customary underwriting documentation for selling stockholders in an underwritten public offering, and (B) if, at any time after giving written notice of its intention to register any Registrable Securities pursuant to Section 9(a)(i) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to cause such registration statement to become effective under the Securities Act, the Company shall deliver written notice to the holders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. Any holder may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggyback Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the registration statement or the pricing of an underwritten offering, as applicable.

(b) Demand Registration.

(i) At any time following the two (2) year anniversary of the Issuance Date, holders of the issued and outstanding Series A Preferred (acting together) that own or control Registrable Securities representing at least fifty percent (50%) of the then-issued and outstanding Registrable Securities (collectively, the “Requesting Holders”), may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company that such Requesting Holders require the Company to register for resale some or all of such Requesting Holders’ Registrable Securities not otherwise then registered for resale (a “Demand Registration”); provided, however, that the Company will not be required to effect more than one (1) Demand Registration in accordance with this Certificate of Designations. Upon receipt of the Demand Registration Notice, the Company will use best efforts to file with the SEC as promptly as practicable after receiving the Demand Registration Notice, but in no event more than sixty (60) days following receipt of the Demand Registration Notice, a registration statement covering all requested Registrable Securities (the “Demand Registration Statement”), and agrees to use best efforts to cause the Demand Registration Statement to be declared effective by the SEC as soon as practicable following the filing thereof, but in no event later than ninety (90) days after the filing of such Demand Registration Statement. The Company agrees to use best efforts to keep any Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until such time as all of the Registrable Securities covered thereby have been sold (“Minimum Effective Period”).

(ii) Notice to Holders. The Company shall give written notice of the proposed filing of any Demand Registration Statement to all holders of issued and outstanding shares of Series A Preferred (other than the Requesting Holders) as soon as practicable, and each such holder who wishes to participate in such Demand Registration Statement shall notify the Company in writing within five (5) business days after the receipt by such holder of the notice from the Company, and shall specify in such notice the number of Registrable Securities held by such holder to be included in the Demand Registration Statement. Upon the written request of any holder, delivered to the Company no later than five (5) business days after the Company’s notice is delivered to such holder, to register, on the same terms and conditions as the Registrable Securities otherwise being sold pursuant to such Demand Registration, any of its Registrable Securities, the Company will use its best efforts to cause such Registrable Securities to be included in the Demand Registration Statement proposed to be filed by the Company on the same terms and conditions as any Registrable Securities included therein.

10.           Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company (in form and substance satisfactory to the Company) and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred into Common Stock.

11.           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designations shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.

12.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach, the holders of the Series A Preferred shall be entitled, in addition to all other available remedies, to an injunction restraining any breach or the Series A Preferred stockholders’ reasonable perception of a threatened breach by the Company of the provisions of this Certificate of Designations, without the necessity of showing economic loss and without any bond or other security being required.

13.           Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred and shall not be construed against any person as the drafter hereof.

14.           Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, this Certificate of Designations is executed on Company this 13th day of November 2018.

FITLIFE BRANDS, INC. By: /s/ Michael Abrams Name: Michael Abrams Title: Chief Financial Officer

EXHIBIT A
FITLIFE BRANDS, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of FitLife Brands, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred, par value $0.01 per share (the “Preferred Shares”), of FitLife Brands, Inc., a Nevada corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Number of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Name of bank/broker due to receive the underlying Common Stock:

Bank/broker's four digit “DTC” participant number (obtained from the receiving bank/broker):

Authorization:

By:
Title:
Dated:

A-1